Exhibit 99.1

Agricon Global Corporation Announces Signing Lease Purchase Agreement on 3,200 Hectares (8,000 Acres) in Ghana West Africa

Lehi, Utah, December 13, 2012—Agricon Global Corporation (Agricon) (OTC BB: AGRC), announced today its execution of a Lease Purchase Agreement (Agreement) on 3,200 hectares (8,000 acres) of agricultural land in Ghana, West Africa.

Bob Bench, President of Agricon said: “This culminates several years of work in finding property that has all of the attributes we required for the first phase of our planned agricultural projects in Ghana. This property, in the area of Shai Hills, is strategically located near a Volta River water canal and close to the port city of Tema and to Accra, the largest city in Ghana.”

This is the first of several, 50 year, leases, in various stages of final negotiation; on which we expect to execute similar agreements during 2013. We plan to begin clearing the land in January 2013, in preparation for planting. We expect the first rotational crops will be maize, sunflower, and soya; with other food crops planned for the future.”

The 3,200 hectares (8,000 acres) covered under the Agreement has been acquired by Agricon SH Ghana Limited, a wholly owned Ghanian Subsidiary of Agricon. Under the terms of the agreement the company will pay a total of $1,954,840 over a period of 9 years and will own the property outright at the end of this lease purchase period. Agricon has an option on an additional 8,000 adjacent acres.

Mr. Bench further stated that: “The Company is now positioned to begin its next capital raise of up to $10,000,000 for equipment, facilities and farm operations, which will be scheduled for the first part of the next year.

About Agricon Global Corporation

Agricon is a development stage smaller reporting public company that recently acquired 100% interest in CPGL, based in Ghana West Africa. Agricon has located over 12 hectares (30,000 acres) of agricultural land, with options to double the amount in the future. It proposes to lease for cultivating and harvesting several rotation crops including maize (corn), sunflower, soya and canola. See www.agriconglobal.com for additional information.

Forward-Looking Statements

Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. A number of the matters discussed herein deal with potential future circumstances and developments which may or may not materialize. This press release speaks only as of its date, and except as required by law, we disclaim any duty to update the information herein.

PacificWave Partners Limited, the Company’s financial consulting firm, assisted Agricon in both the acquisition of CPGL and introductions for capital and debt financing.

Source:	Agricon Global Corporation
	Contact:	Robyn Farnsworth
801-592-3000
robyn@bayhillcapital.com
bbench@bayhillcapital.com